                                                                    EXHIBIT 99.1
                           (WOVERINE TUBE, INC. LOGO)

                             P R E S S  R E L E A S E

Contact:      Thomas B Sabol
              Senior Vice President
              Chief Financial Officer
              (256) 890-0460




                 WOLVERINE TUBE ANNOUNCES THIRD QUARTER RESULTS

HUNTSVILLE, ALABAMA, (NOVEMBER 1, 2005) - Wolverine Tube, Inc. (NYSE:WLV) today reported results for the third quarter and nine months ended October 2, 2005. The net loss for the third quarter of 2005 was $11.2 million, or $0.74 per diluted share. Included in the loss was $1.2 million of after-tax restructuring charges. Excluding these restructuring charges, the net loss would have been $10.0 million or $0.66 per diluted share. Also impacting financial results during the third quarter were a $6.2 million pre-tax hedge and metal valuation expense and a $0.9 million pre-tax currency translation loss. More specifically, the $1.2 million of after-tax restructuring charges related to a reduction in the Company's corporate headquarters' workforce, a reduction of certain support functions in its U.S. manufacturing operations, a reduction in leased facilities for corporate and administrative offices and the write-down of the Company's corporate aircraft that was subsequently sold in October. The $6.2 million pre-tax hedge and metal valuation expense reflects accounting-related timing differences of $5.4 million caused by the erratic changes in the spot and forward prices on the Company's hedge positions in copper and natural gas, and hedge losses of $0.8 million (associated with the copper hedge transactions of the Company's base inventory) caused by the copper spot price being greater than the forward price at the time these contracts were executed. Lastly, the $0.9 million pre-tax currency translation loss was related to the relative strengthening of the Canadian dollar versus the U.S. dollar. In the third quarter of 2004 the net loss from continuing operations was $2.5 million, or $0.17 per diluted share. Excluding $2.1 million of after-tax restructuring and non-recurring charges, the third quarter of 2004 net loss from continuing operations was $0.4 million, or $0.03 per diluted share.

Net sales for the third quarter of 2005 were $225.7 million, a 12.9 percent increase over the third quarter 2004 net sales of $200.0 million. The increase in net sales is attributable to a 32 percent year over year increase in copper prices. COMEX copper prices averaged $1.70 per pound in the third quarter of 2005 as compared to $1.29 per pound in the third quarter of 2004. Total pounds of product shipped were down slightly, with shipments of 82.8 million pounds in the third quarter of 2005 versus 84.5 million pounds in the same period a year ago. However, pounds produced in the quarter were down substantially as production was impacted by the Company's planned inventory reduction program and the utilization of China-sourced industrial tube product. Gross profit for the third quarter of 2005, including the aforementioned $6.2 million hedge and metal valuation expense, was a negative $1.9 million versus gross profit of $12.3 million in the third quarter of 2004. Results for the first nine months of 2005 are outlined in the accompanying tables.

"While our third quarter results are below expectations, it is important to understand underlying causes", said Dennis Horowitz, Chairman and Chief Executive Officer. "Valuation of our normal copper and natural gas hedging contracts, which are in place to protect Wolverine's copper inventories from price decreases and to lock-in natural gas expense, resulted in a $6.2 million negative impact on earnings. However, the ultimate net cash impact of these hedging transactions is $0.8 million, in total. Additionally in the quarter, the Company reduced inventories by over 9 million pounds. Given our desire to control cash during a period of record high copper prices and to reduce the amount of inventory to be hedged, this was the right decision for our Company. At the same time, the net reduction of inventory and pounds produced resulted in a significant unabsorbed period cost impact on our earnings. On an actual operating basis, a key earnings driver was that the months of July and August were lackluster, both in terms


                             Corporate Headquarters
                       200 Clinton Avenue West, Suite 1000
                              Huntsville, AL 35801

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                              WOLVERINE TUBE, INC.
                                   Page 2 of 4



of normal seasonality, as well as having been impacted by continued low wholesale pricing, slow demand for industrial tube and the residual effects of the second quarter Montreal, Quebec strike. Further driving the quarterly loss was continued weakening of the US dollar versus the Canadian dollar. On the positive side, in the second part of September, we began to see long expected reversals of many of these negative trends, which, thus far, have continued into the fourth quarter."

THIRD QUARTER RESULTS BY SEGMENT

Shipments of commercial products for the third quarter totaled 54.5 million pounds, a 6.7 percent decrease from 58.4 million pounds in the third quarter of 2004. Net sales of commercial products increased 7.8 percent to $158.4 million, from $147.0 million in the third quarter 2004. Gross profit for commercial products decreased to a negative $1.4 million from $11.3 million in the third quarter 2004. Gross profit for commercial products includes an allocation for a majority of the aforementioned $6.2 million impact of hedge and metal valuation expense. An allocation is also included in gross profit for both the wholesale and rod, bar and other product segments below.

Shipments of wholesale products totaled 22.8 million pounds, as compared to 20.5 million pounds in the third quarter of 2004, an increase of 11.2 percent. Net sales were $51.0 million in the third quarter of 2005 and $38.2 million in the third quarter of 2004, a 33.5 percent increase. Gross profit was a negative $1.4 million in the third quarter of 2005 as compared to $0.2 million in the third quarter of 2004.

Shipments of rod, bar and other totaled 5.5 million pounds, a 1.8 percent decrease from the third quarter of 2004 of 5.6 million pounds. Net sales in the third quarter of 2005 were $16.3 million, as compared to $14.8 million in the same period in 2004, a 10.1 percent increase. Gross profit increased to $0.9 million in the third quarter 2005 from $0.8 million in the third quarter of 2004.

LIQUIDITY

Addressing liquidity, Tom Sabol, Senior Vice President and Chief Financial Officer stated, "While copper prices continue to reach all-time highs, the Company has been able to mitigate the impact on working capital by significantly reducing inventory levels and focusing on cash management. Our net working capital position at the end of the third quarter totaled $196.0 million, versus $193.7 million for the same quarter a year ago. The utilization of our receivables sale facility at the end of the third quarter was $18.5 million. The Company also had no outstanding borrowings under its secured revolving credit facility. The combined additional availability under these agreements totals approximately $37 million. We also took steps to provide the Company with improved financial flexibility. Working with our commercial bank, we amended our secured revolving credit facility and our receivables sale facility. These amendments eliminated the EBITDA financial covenant until the quarter ending June 30, 2007. With these amendments the Company is currently in compliance with all financial covenants."

OUTLOOK

Commenting on the outlook for the Company, Horowitz said, "In terms of operations, we are encouraged by strengthening demand and price in our wholesale products segment, a return to more normal productivity levels at our Montreal facility, and a marked increase in demand for our industrial tube used in unitary air conditioning units. Our cost containment actions, started in the third quarter will continue. We are beginning to enter the 2006 contract negotiation period and have already begun to see contract wins, both for existing business and also for new business. By way of caution, the copper market still remains volatile, and while impossible to predict, hedge timing losses or gains will remain a challenge for all companies that hedge copper, at least until the market returns to a more stable condition."

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                              WOLVERINE TUBE, INC.
                                   Page 3 of 4


THIRD QUARTER CONFERENCE CALL

The Company will hold a conference call November 1 at 9:30 a.m. Central Time (10:30 a.m. Eastern Time) to discuss the contents of this release. Dial in to the conference call line at (800) 311-9402 (Access Code: Wolverine), ten minutes prior to the scheduled start time. A link to the broadcast can be found on the Company's website at http://www.wlv.com, in the Investor Relations section under the "Conference Calls" link. If you are unable to participate at this time, a replay will be available through December 1, 2005 on our website or by calling
(877) 919-4059 (U.S.) or (334) 323-7226 (International) (pass code: 89825822).
Should you have any problems accessing the call or the replay, please contact the Company at (256) 890-0460.

The tables following the text of this press release provide financial details that are included in this press release and that will be discussed on the conference call. This includes a reconciliation of income from continuing operations to earnings before interest, taxes, depreciation and amortization. This press release, including these financial details, is now available on the Wolverine website at http://www.wlv.com in the Investor Relations section under the heading Press Releases.

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar & other products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this press release are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as "may", "should", "will", "expect", "believe", "plan", "anticipate" and other similar terminologies. This press release contains forward-looking statements regarding factors affecting the Company's expectations of future sales, earnings and cash flows and other matters concerning the Company's business, operating results and financial condition. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions about the Company's business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future sales, earnings and cash flows and other matters concerning the Company's business, operating results and financial condition, factors that could affect actual results include, without limitation, the effect of currency fluctuation; energy and raw material costs and our ability to effectively hedge these costs; fluctuation in the COMEX copper price; the levels of North American commercial construction activity; continuation of historical trends in customer inventory levels and expected demand for our products; unanticipated weather conditions and its effect on product demand; unanticipated cost or delays in the continued ramp-up of production and the return of business at our Montreal facility; outsourcing levels of OEMs; the effect of the 13 SEER regulations on product demand and the seasonality of our business; unanticipated costs or delays in the continued ramp-up of production and the ability to sustain cost efficiencies at our Monterrey, Mexico facility; the level of customer demand in the Mexican market; competitive products and pricing; environmental contingencies; regulatory matters; changes in technology and our ability to maintain technologically competitive products; the mix of geographic and product revenues; pension and healthcare costs; the success of our product and process development activities, productivity and efficiency initiatives, global expansion activities, market share penetration efforts, working capital management programs and capital spending initiatives and our ability to continue de-levering our

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                              WOLVERINE TUBE, INC.
                                   Page 4 of 4

balance sheet. A discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.


                              --TABLES TO FOLLOW--

WLV Reports Third Quarter Results
Page 5


                       WOLVERINE TUBE, INC. FINANCIAL DATA
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)



                                                                         Three-month period ended   Nine-month period ended
 In thousands, except per share data                                       10/2/2005   10/3/2004     10/2/2005    10/3/2004
                                                                          ----------- -----------   ---------    ----------


 Total pounds shipped                                                        82,796       84,477      240,537      269,181
=======================================================================   =========    =========    =========    =========

 Net sales                                                                $ 225,704    $ 200,038    $ 635,507    $ 619,923
 Cost of goods sold                                                         227,615      187,713      621,704      568,532
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------
 Gross profit                                                                (1,911)      12,325      13,803       51,391


 Selling, general and administrative expenses                                 8,795        9,195       25,747       28,694

 Restructuring charges                                                        1,849          862        1,903        1,727
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------
 Operating income (loss) from continuing operations                         (12,555)       2,268      (13,847)      20,970


 Interest expense, net                                                        5,235        4,922       15,801       15,752

 Amortization and other, net                                                    323          (22)         765        1,115

 Loss on extinguishment of debt                                                  --        2,372           --        3,009
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------
 Income (loss) from continuing operations before income taxes                (5,004)
                                                                            (18,113)      (5,004)     (30,413)       1,094


 Income tax provision (benefits)                                             (6,915)      (2,492)     (11,051)      (1,062)
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------
 Income (loss) from continuing operations                                   (11,198)      (2,512)     (19,362)       2,156


 Earnings (loss) from discontinued operations, net of income tax                 --          (73)          --         (325)
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------
 Net income (loss)                                                        $ (11,198)   $  (2,585)   $ (19,362)   $   1,831
                                                                          =========    =========    =========    =========


-----------------------------------------------------------------------   ---------    ---------    ---------    ---------
 Basic earnings per share:

 Income (loss) from continuing operations                                 $   (0.74)   $   (0.17)   $   (1.29)   $    0.16

 Loss from discontinued operations                                               --        (0.00)          --        (0.02)
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------
 Net income (loss)                                                        $   (0.74)   $   (0.17)   $   (1.29)   $    0.14

 Diluted earnings per share:

 Income (loss) from continuing operations                                 $   (0.74)   $   (0.17)   $   (1.28)   $    0.16

 Loss from discontinued operations                                        $      --    $   (0.00)   $      --    $   (0.02)
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------
 Net income (loss)                                                        $   (0.74)   $   (0.17)   $   (1.28)   $    0.13
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------

-----------------------------------------------------------------------   ---------    ---------    ---------    ---------
 Basic shares                                                                15,034       14,835       15,015       13,246

 Diluted shares                                                              15,166       15,293       15,184       13,577
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------


                        SEGMENT INFORMATION (UNAUDITED)




                                                                         Three-month period ended   Nine-month period ended
In thousands                                                               10/2/2005   10/3/2004     10/2/2005    10/3/2004
                                                                          ----------- -----------   ---------    ----------
 Pounds Shipped:

 Commercial                                                                  54,452       58,404      162,174      181,776

 Wholesale                                                                   22,846       20,510       65,628       69,327

 Rod, bar, and other                                                          5,498        5,563       12,735       18,078
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------
 Total pounds shipped                                                        82,796       84,477      240,537      269,181
=======================================================================   =========    =========    =========    =========

 Net sales:

 Commercial                                                               $ 158,424    $ 147,020    $ 458,375    $ 446,971

 Wholesale                                                                   51,017       38,231      135,044      126,914

 Rod, bar, and other                                                         16,263       14,787       42,088       46,038
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------
 Total net sales                                                          $ 225,704    $ 200,038    $ 635,507    $ 619,923
=======================================================================   =========    =========    =========    =========

 Gross Profit:

 Commercial                                                               $  (1,429)   $  11,292    $  13,662    $  42,290

 Wholesale                                                                   (1,425)         198       (1,727)       5,446

 Rod, bar, and other                                                            942          835        1,867        3,655
-----------------------------------------------------------------------   ---------    ---------    ---------    ---------

 Total gross profit                                                       $  (1,912)   $  12,325    $  13,802    $  51,391
=======================================================================   =========    =========    =========    =========


                                     -MORE-

WLV Reports Third Quarter Results
Page 6


                              WOLVERINE TUBE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)


 In thousands                                                               10/2/2005  10/3/2004  12/31/2004
-------------------------------------------------------------------------   --------   --------   --------
 Assets

 Cash and cash equivalents                                                  $ 25,467   $ 34,827   $ 35,017

 Accounts receivable                                                         109,475    108,555     93,964
 Inventory                                                                   132,479    126,572    151,979

 Other current assets                                                         27,244     12,702     14,612
 Property, plant and equipment, net                                          187,096    192,992    194,966

 Other assets                                                                100,429     97,508     96,920
-------------------------------------------------------------------------   --------   --------   --------
 Total assets                                                               $582,190   $573,156   $587,458
=========================================================================   ========   ========   ========

 Liabilities and Stockholders' Equity
 Accounts payables and other accrued expenses                               $ 98,512   $ 88,327   $ 92,388

 Short-term borrowings                                                           170        659      1,219
 Deferred income taxes                                                            --         --         --

 Pension liabilities                                                          31,399     24,968     27,915
 Long-term debt                                                              235,192    235,970    237,022

 Other liabilities                                                            20,278     18,678     19,412
-------------------------------------------------------------------------   --------   --------   --------
 Total liabilities                                                           385,551    368,602    377,956
-------------------------------------------------------------------------   --------   --------   --------

 Stockholders' equity                                                        196,639    204,554    209,502
-------------------------------------------------------------------------   --------   --------   --------

 Total liabilities and stockholders' equity                                 $582,190   $573,156   $587,458
=========================================================================   ========   ========   ========

This press release contains, and our conference call will include, references to earning's before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure. The following table provides a reconciliation of EBITDA to income from continuing operations. Management believes EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a year-over-year and quarter-over-quarter basis.



     RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EARNINGS BEFORE
           INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (UNAUDITED)


                                                                         Three-month period ended       Nine-month period ended
 In thousands                                                        10/2/2005      10/3/2004          10/2/2005     10/3/2004
                                                                 ------------------------------  ------------------------------
 Income/(loss) from continuing operations                                ($11,198)    ($2,512)          ($19,362)         $2,156
 Depreciation and amortization                                               4,258       4,122             12,803         13,155
 Interest expense, net                                                       5,235       4,922             15,801         15,752
 Income tax provision/(benefit)                                            (6,915)     (2,492)           (11,051)        (1,062)
-----------------------------------------------------------------------------------------------  -------------------------------
Earnings before interest, taxes, depreciation and amortization            ($8,620)      $4,040           ($1,809)        $30,001
===============================================================================================  ===============================






                                     -END-